UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2017

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

14269 N. 87th Street, #205 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 407-257-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01. Regulation FD Disclosure.

On April 20, 2017, Zoned Properties, Inc. (the “Company”) issued a press release announcing certain business updates, including that the Company retired $1 million of convertible notes due to mature in August 2017 with a portion of the proceeds from a $2.02 million private placement transaction and a $2.125 million property sale which occurred in January 2017 and March 2017, respectively. Under the terms of a private placement transaction, in January 2017, the Company issued $2.02 million in five-year convertible notes paying quarterly interest at the rate of 6.0% per annum. A portion of the net proceeds of $1.06 million, excluding transaction costs and other related expenses, was used to repay the Company’s two convertible notes issued in August 2014 for $1 million, in aggregate, and accrued interest of approximately $96,000. The newly placed 2017 convertible notes may be converted at the holder’s option at a conversion price of $5.00 per share. The 2014 convertible notes, which bore an interest rate of 7% per annum and provided a conversion feature to the Company’s common stock at $5.00 per share, were scheduled to mature in August 2017.

A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press Release of Zoned Properties, Inc. dated April 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: April 20, 2017	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer